Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 25, 2021

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2020

Andover, MA, February 25, 2021 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter ended December 31, 2020.

Fourth quarter and full year financial results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the fourth quarter ended December 31, 2020 totaled $84.3 million, a 33.5% increase from $63.1 million for the corresponding period a year ago, and a 7.9% sequential increase from $78.1 million for the third quarter of 2020.

Gross margin increased to $40.5 million for the fourth quarter of 2020, compared to $29.8 million for the corresponding period a year ago, and increased sequentially from $33.3 million for the third quarter of 2020. Gross margin, as a percentage of revenue, increased to 48.0% for the fourth quarter of 2020, compared to 47.1% for the corresponding period a year ago, and increased from 42.7% for the third quarter of 2020.

Net income for the fourth quarter was $11.2 million, or $0.25 per diluted share, compared to net income of $1.3 million or $0.03 per diluted share, for the corresponding period a year ago and net income of $5.8 million, or $0.13 per diluted share, for the third quarter of 2020.

Revenues for the year ended December 31, 2020, increased 12.8% to $296.6 million from $263.0 million for the corresponding period a year ago. Net income for 2020 was $17.9 million, or $0.41 per diluted share, compared to net income of $14.1 million, or $0.34 per diluted share, for the corresponding period a year ago.

Cash flow from operations totaled $19.3 million for the fourth quarter, a sequential increase of 66.9%, and totaled $34.5 million for the year, an increase of 55.6% over the total for 2019. Capital expenditures for the fourth quarter totaled $11.8 million, compared to $8.1 million for the prior quarter and $3.4 million for the fourth quarter of 2019. The sum of cash, cash equivalents, and short-term investments sequentially rose 4.1% to approximately $211.9 million. During the fourth quarter, the company transferred approximately $130.2 million from cash accounts to short-term investment accounts.

Fourth quarter bookings increased 19.1% to $91.5 million, from $76.8 million for the corresponding period a year ago, and increased 1.2% sequentially from $90.5 million for the third quarter of 2020. Total bookings for the year totaled $339.7 million, an increase of 28.6% over the 2019 total. Total backlog at the end of the fourth quarter of 2020 was $147.6 million, representing an increase of 5.4% from $140.0 million at the end of the third quarter of 2020 and 41.7 % from $104.2 million at the end of 2019.

Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Fourth quarter results reflect improved margins in spite of manufacturing inefficiencies caused by outsourcing of critical process steps. Advanced Products bookings increased approximately 30%, offsetting a reduction in Brick Products orders. Our capacity expansion is on schedule and vertical integration of all of the process steps required by Advanced Products in our new facility should soon lead to shorter cycle times, greater efficiencies, and further improvements in gross and net margins.”

Vicor also announced that James A. Simms, Corporate Vice President, Chief Financial Officer, Treasurer, and Secretary, will be resigning, effective June 30, 2021. The Company has initiated a search for a new Chief Financial Officer, a process with which Mr. Simms will be assisting. Mr. Simms’ resignation is not related to Vicor’s operations, policies, or practices, including its internal controls or other matters related to financial reporting.

Commenting on Mr. Simms’ pending resignation, Dr. Vinciarelli stated, “I wish Jamie success in all his future endeavors. Over his 13 year tenure as CFO, Jamie has made significant contributions to Vicor’s success.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 25, 2021 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call who have not pre-registered should call 877-299-4502 at approximately 4:30 p.m. and use the Passcode 14095952. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 12, 2021. The replay dial-in number is 888-286-8010 and the Passcode is 33109701. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2019, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		YEAR ENDED
	(Unaudited)		(Unaudited)
	DEC 31,	DEC 31,	DEC 31,	DEC 31,
	2020	2019	2020	2019
Net revenues	$84,302	$63,125	$296,576	$262,977
Cost of revenues	43,851	33,364	165,129	140,011

Gross margin	40,451	29,761	131,447	122,966
Operating expenses:
Selling, general and administrative	16,127	16,711	63,163	62,557
Research and development	12,719	12,155	50,916	46,588

Total operating expenses	28,846	28,866	114,079	109,145

Income from operations	11,605	895	17,368	13,821
Other income (expense), net	378	393	1,093	1,066

Income before income taxes	11,983	1,288	18,461	14,887
Less: Provision (benefit) for income taxes	788	(27)	539	778

Consolidated net income	11,195	1,315	17,922	14,109
Less: Net income attributable to noncontrolling interest	2	3	12	11

Net income attributable to Vicor Corporation	$11,193	$1,312	$17,910	$14,098

Net income per share attributable to Vicor Corporation:
Basic	$0.26	$0.03	$0.42	$0.35
Diluted	$0.25	$0.03	$0.41	$0.34
Shares outstanding:
Basic	43,301	40,482	42,186	40,330
Diluted	44,772	42,404	43,869	41,677

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31,	DEC 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$161,742	$84,668
Short-term investments	50,166	—
Accounts receivable, net	40,999	38,115
Inventories, net	57,269	49,187
Other current assets	6,756	7,096

Total current assets	316,932	179,066
Long-term deferred tax assets	226	205
Long-term investment, net	2,517	2,510
Property, plant and equipment, net	74,843	56,952
Other assets	1,721	1,994

Total assets	$396,239	$240,727

Liabilities and Equity
Current liabilities:
Accounts payable	$14,121	$9,005
Accrued compensation and benefits	14,094	10,410
Accrued expenses	2,624	2,690
Sales allowances	597	741
Short-term lease liabilities	1,629	1,520
Income taxes payable	139	57
Short-term deferred revenue and customer prepayments	7,309	5,507

Total current liabilities	40,513	29,930
Long-term deferred revenue	733	1,054
Contingent consideration obligations	227	451
Long-term income taxes payable	643	567
Long-term lease liabilities	2,968	2,855

Total liabilities	45,084	34,857
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	328,943	201,774
Retained earnings	161,008	143,098
Accumulated other comprehensive loss	(204)	(383)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	350,820	205,562
Noncontrolling interest	335	308

Total equity	351,155	205,870

Total liabilities and equity	$396,239	$240,727